EXHIBIT 10.2
Caterpillar Inc.
2014 Long-Term Incentive Plan

Restricted Stock Unit Award Notice
%%FIRST_NAME_MIDDLE_NAME_LAST_NAME%-%

    Grant Date:    %%OPTION_DATE,'Month DD, YYYY'%-%
    Grant Number:    %%OPTION_NUMBER%-%
    Units Granted:    %%TOTAL_SHARES_GRANTED,'999,999,999'%-%
    Vesting Date:    %%VEST_DATE_PERIOD1,'Month DD, YYYY'%-%

The Board of Directors of Caterpillar Inc. (the “Company”) has granted you the number of restricted stock units (“RSUs”) specified above on the date specified above (the “Grant Date”) pursuant to, and subject to the restrictions, terms and conditions set forth in, the Caterpillar Inc. 2014 Long-Term Incentive Plan (the “Plan”). This Award Notice and the Plan specify the material terms and provisions applicable to such restricted stock unit award (the “RSU Award”). Capitalized terms not defined herein shall have the meanings specified in the Plan.

Vesting
The RSU Award will become fully vested on the vesting date specified above (the “Vesting Date”). As soon as administratively practicable, but not later than 60 days, after the Vesting Date, the Company shall issue or deliver to you, subject to the conditions of this Award Notice, unrestricted shares of Common Stock equal to the number of RSUs that become vested, rounded up or down to the nearest whole number, less any shares withheld to satisfy any applicable income and payroll tax withholding requirements.

With limited exception as described more fully below, if your service on the Caterpillar Inc. Board of Directors (the “Board”) terminates prior to the Vesting Date, the RSU Award will be forfeited. Your RSU Award is also subject to certain additional forfeiture conditions set forth in Sections 5.16 and 5.17 of the Plan.

Voting Rights
During the period between the Grant Date and the date the shares subject to such RSUs are issued or delivered to you (the “Restriction Period”), you are not entitled to any voting rights with respect to such RSUs. From and after the date shares are actually issued or delivered, you then will have full voting rights with respect to those shares.

Dividend Equivalents; Dividends
On each date that a cash dividend is paid to holders of Common Stock, an amount equal to the cash dividend that is paid on each share of Common Stock, multiplied by the number of RSUs that remain unvested and outstanding as of the dividend payment date (the “Dividend Equivalent Amount”) shall be credited for your benefit. Unless otherwise determined by the Board or Committee in its discretion, the aggregate Dividend Equivalent Amount, if any, credited to you shall be converted into an additional number of RSUs determined by dividing the Dividend Equivalent Amount by the Fair Market Value of a share of Common Stock on the dividend payment date (the “Dividend Equivalent RSUs”). The Dividend Equivalent RSUs, if any, will vest on the same Vesting Date corresponding to the underlying RSUs with respect to which the Dividend Equivalent RSUs were credited, and will otherwise be subject to the same conditions applicable to the underlying RSUs, including, without limitation, the provisions governing time and form of settlement; provided however, that Dividend Equivalent RSUs will not accrue on Dividend Equivalent RSUs. Unless expressly provided otherwise, as used elsewhere in this Agreement “RSUs” shall include any Dividend Equivalent RSUs that have been credited to you. From and after the date shares of Common Stock are actually issued or delivered upon settlement of the RSUs, you then will have dividend rights with respect to those shares.

Termination of Service as Director
Your termination of service on the Board prior to the Vesting Date will impact the unvested RSUs as follows:

•Six-Month Continuous Service Period
If your service on the Board terminates at least six months after the Grant Date, the RSU Award will continue to become vested as of the Vesting Date as though your service on the Board had continued

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through the Vesting Date, and shares of Common Stock, less any shares withheld to satisfy any applicable income and payroll tax withholding requirements, will be issued or delivered to you as soon as administratively practicable, but not later than 60 days, following the Vesting Date.
•Death
If your service on the Board terminates by reason of death, the RSU Award will become fully vested and shares of Common Stock, less any shares withheld to satisfy any applicable income and payroll tax withholding requirements, will be issued or delivered to your beneficiary or your estate (as applicable), as soon as administratively practicable, but not later than 2½ months, following the date of your death.
•Change in Control
In the event of a Change in Control prior to the end of the Restriction Period pursuant to which your RSU Award is effectively continued, assumed or replaced by the surviving or acquiring corporation in such Change in Control (with appropriate adjustments to the number and kind of shares, in each case, that preserve the material terms and conditions of the outstanding RSU Award as in effect immediately prior to the Change in Control) and your service on the Board ceases in connection with such Change in Control, the RSU Award will immediately become fully vested and shares of Common Stock, less any shares withheld to satisfy any applicable income and payroll tax withholding requirements, will be issued or delivered to you as soon as administratively practicable, but not later than 60 days, following the Vesting Date. In the event of a vesting acceleration event upon a Change in Control pursuant to Section 5.9(a)(ii) or (iii) of the Plan, the shares of Common Stock (or cash amount, as applicable), less any shares (or cash amount, as applicable) withheld to satisfy any applicable income and payroll tax withholding requirements, will be issued or delivered to you as soon as administratively practicable, but not later than 60 days, following the date of the Change in Control, provided that if the RSUs are non-qualified deferred compensation subject to Code Section 409A and the Change in Control is not a “change in control event” within the meaning of U.S. Treas. Reg. §1.409A-3(i)(5), the RSUs will vest in accordance with Section 5.9(a)(ii) of the Plan, but the vested portion of the RSUs shall instead be settled in cash (in an amount calculated consistent with the methodology described in Section 5.9(a)(iii)), less any amount withheld to satisfy any applicable income and payroll tax withholding requirements, as soon as administratively practicable, but not later than 60 days following the applicable Vesting Date.
•Other
If your service on the Board terminates prior to the Vesting Date for any reason other than as described above, all unvested RSUs subject to this RSU Award will lapse and shall be immediately forfeited.

Disability
Upon a determination by the Company’s head of Total Rewards that you have a Disability (as defined below), the RSU Award will become fully vested and shares of Common Stock, less any shares withheld to satisfy any applicable income and payroll tax withholding requirements, will be issued or delivered to you as soon as administratively practicable, but not later than 60 days, following the date of such determination. For purposes of this RSU Award, “Disability” means that you are unable to engage in any substantial gainful business activity by reason of any medically determinable physical or mental impairment that can be expected to result in death, or which has lasted or can be expected to last for a continuous period of not less than 12 months, as determined by the Company’s head of Total Rewards, based upon medical evidence.

Transferability of Award
Subject to certain exceptions set forth in the Plan, the RSU Award may not be assigned, transferred, pledged or hypothecated in any way. The RSU Award is not subject to execution, attachment or similar process. Any attempt at such, contrary to the provisions of the Plan, will be null and void and without effect. Note that once RSUs vest and shares of Common Stock are actually issued or delivered, you will have the ability to transfer those shares.

Designation of Beneficiary
You may designate a beneficiary (or beneficiaries) to whom any shares of Common Stock that are issued to your stock plan account with the Company’s stock plan administrator upon the vesting of the RSUs will be paid upon your death. If you do not designate a beneficiary, such shares will be paid to your estate or to such other payee determined in accordance with procedures established by the Company’s stock plan administrator.

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Administration of the Plan
The RSU Award shall at all times be subject to the terms and provisions of the Plan and the Plan shall be administered in accordance with the terms of, and as provided in, the Plan. In the event of conflict between the terms and provisions of this Award Notice and the terms and provisions of the Plan, the provisions of the Plan shall control.

Code Section 409A
It is intended that this Award Notice and the administration of the RSU Award comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated, and other official guidance issued thereunder (“Code Section 409A”), to the extent applicable. The Plan and this Award Notice shall be interpreted and construed on a basis consistent with such intent. Notwithstanding anything contained herein to the contrary, no shares may be issued or delivered unless in compliance with Code Section 409A to the extent that Code Section 409A applies. To the extent this Award Notice provides for the RSU Award to be settled by reference to your termination of service, your service shall be deemed to have terminated upon your “separation from service,” within the meaning of Code Section 409A. The Committee reserves the right (including the right to delegate such right) to unilaterally amend this Award Notice (and thus the terms of the RSU Award) without your consent solely in order to maintain an exclusion from the application of, or to maintain compliance with, Code Section 409A. Your acceptance of this RSU Award constitutes acknowledgement and consent to such rights of the Committee. This provision does not create an obligation on the part of the Company to modify the terms of this Award Notice or the Plan and does not guarantee that this RSU Award or the delivery of shares of Common Stock upon settlement of the RSU Award will not be subject to taxes, interest and penalties or any other adverse tax consequences under Code Section 409A. Nothing in this Award Notice shall provide a basis for any person to take any action against the Company or any of its Subsidiaries or affiliates based on matters covered by Code Section 409A, including the tax treatment of any amounts paid under this Award Notice, and neither the Company nor any of its Subsidiaries or affiliates will have any liability under any circumstances to you or any other party if the RSU Award, the delivery of shares of Common Stock upon vesting/settlement of the RSU Award or other payment or tax event hereunder that is intended to be exempt from, or compliant with, Code Section 409A, is not so exempt or compliant or for any action taken by the Committee with respect thereto.

Tax Impact
Please refer to the Plan prospectus and support materials for a general description of the tax consequences of an RSU Award. You may also wish to consult with your personal tax advisor regarding how the RSU Award impacts your individual tax situation. Nothing contained in this Award Notice or in the Plan prospectus shall be construed as a guarantee of any particular tax effect for any benefits or amounts deferred or paid pursuant to this Award Notice.

Withholding
The distribution of shares of Common Stock in connection with the vesting of the RSU Award is a taxable event in many taxing jurisdictions. At your election, the Company may withhold taxes upon the taxable event. To satisfy this withholding obligation, you hereby authorize the Company to withhold that number of shares that would satisfy the withholding obligation from the shares otherwise to be issued or delivered to you under the RSU Award. The following conditions apply to such withholding: (a) the value of the shares of Common Stock withheld must equal the minimum withholding obligation; and (b) the value of the shares of Common Stock withheld shall be the Fair Market Value determined as of the date the RSUs become vested. For this purpose and for all purposes of this RSU Award, Fair Market Value shall mean the mean between the high and low prices at which a share of Common Stock of the Company is traded on the New York Stock Exchange. Alternatively, you may select any of the following methods to satisfy withholding obligations upon a taxable event applicable to your RSU Award in lieu of the net share withholding method described in the immediately preceding sentence: (i) a cash payment by you to the Company, (ii) your delivery (either actual delivery or by attestation procedures established by the Company) to the Company of previously issued whole shares of Common Stock having an aggregate Fair Market Value equal to the amount necessary to satisfy any such obligation or (iii) any other method of withholding determined by the Company and permitted by applicable laws and the Plan. Notwithstanding the foregoing, the net share withholding method described above will not be used for any tax-related withholding obligations that become payable in a year prior to the year that shares are issued or delivered

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to you and, instead, you authorize the Company to use a method determined appropriate by the Company and permitted by applicable laws and the Plan.

Compliance with Securities Laws
The RSU Award is subject to the condition that if the listing, registration or qualification of the shares of Common Stock subject to the RSU Award upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the issuance or delivery of shares hereunder, the shares of Common Stock subject to the RSU Award shall not be issued or delivered, in whole or in part, unless such listing, registration, qualification, consent, approval or other action shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company agrees to use reasonable efforts to effect or obtain any such listing, registration, qualification, consent, approval or other action.

Adjustment of Shares
Provisions are made within the Plan covering the effect of stock dividends, stock splits, changes in par value, changes in kind of stock, sale, merger, recapitalization, reorganization, etc.

Awards Subject to Forfeiture, Clawback and Setoff
The RSU Award is subject to certain forfeiture conditions set forth in the Plan, which in the event such conditions are determined to have occurred, may result in immediate forfeiture and cancellation of your outstanding RSU Award or an obligation to repay the Company the total amount of award gain realized upon settlement of your RSU Award. Also, the Company generally may deduct from and set off against any amounts the Company owes to you, including amounts payable in connection with this RSU Award, such amounts you may owe to the Company.

Effect on Other Benefits
The RSU Award is not intended to and shall not impact the coverage of or the amount of any other benefit plans in which you participate that are sponsored by the Company or any of its Subsidiaries or affiliates.

Award Confers No Rights to Continued Service on the Board
In no event shall the granting of the RSU Award or its acceptance by you, or any provision of the Award Notice or the Plan, give or be deemed to give you any right to continued service on the Board.

Decisions of Board or Committee
The Board or the Committee shall have the right to resolve all questions which may arise in connection with the RSU Award. Any interpretation, determination or other action made or taken by the Board or the Committee regarding the Plan or this RSU Award shall be final, binding and conclusive.

Successors
This Award Notice shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall acquire any rights hereunder in accordance with this Award Notice or the Plan.

Severability
The invalidity or unenforceability of any particular provision of this Award Notice shall not affect the other provisions hereof and this Award Notice shall be construed in all respects as if such invalid or unenforceable provision was omitted.

Governing Law & Venue
This Award Notice, the RSU Award and all determinations made and actions taken pursuant hereto and thereto, to the extent not governed by the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws. You expressly consent to the exclusive jurisdiction of the federal and state courts serving Irving, Texas for all lawsuits and actions arising out of or relating to the RSU Award and this Award Notice, and you expressly waive any defense

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that such courts lack personal jurisdiction over you. All such lawsuits and actions shall be tried in the federal or state courts serving Irving, Texas to the exclusion of all other courts.

Entire Agreement
This Award Notice and the Plan constitute the entire agreement between you and the Company with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements between you and the Company with respect to the subject matter hereof, and except as provided herein, may not be modified adversely to your interest except by means of a writing signed by you and the Company.

Acceptance of Award
You are required to accept this Award Notice within your stock plan account with the Company’s stock plan administrator according to the procedures then in effect. Your acceptance of this Award Notice constitutes acknowledgement of receipt of the Plan and this RSU Award and consent to the terms of the Plan and this Award Notice as described in the Plan and this Award Notice.

Notices
All notices, requests or other communications provided for in this Award Notice shall be made, if to the Company, to Caterpillar Inc., Equity Compensation Administration, 100 N.E. Adams Street, Peoria, IL 61629-4440 (or, if applicable, to any updated address provided by the Company for such purposes), and if to you, to your last known mailing address on file with the Company’s stock plan administrator. All notices, requests or other communications provided for in this Award Notice shall be made in writing either (a) by personal delivery, (b) by facsimile or electronic mail with confirmation of receipt, (c) by mailing in the United States mail or (d) by express courier service. The notice, request or other communication shall be deemed to be received upon personal delivery, upon confirmation of receipt of facsimile or electronic mail transmission or upon receipt by the party entitled thereto if by United States mail or express courier service; provided, however, that if a notice, request or other communication sent to the Company is not received during regular business hours, it shall be deemed to be received on the next succeeding business day of the Company.

Further Information
For more detailed information about the Plan, please refer to the Plan prospectus or the Plan itself. If you have any questions regarding the administration of Caterpillar’s equity compensation program, please reach out to your Executive Compensation contact at Caterpillar or e-mail executivecompensation@cat.com.

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